Exhibit 10.4
W.W. GRAINGER, INC.
2015 Incentive Plan
Form of Performance Share Agreement

This Performance Share Agreement (this "Agreement"), dated as of , 20 (the “Grant Date”), is entered into between W.W. Grainger, Inc., an Illinois corporation (the "Company"), and you as the executive (the "Executive"), who is employed by the Company or a Subsidiary of the Company (the "Employer").

In consideration of the Executive's agreement to enter into an Unfair Competition Agreement with the Company concurrently with this Agreement on the Grant Date (the "Unfair Competition Agreement"), the Company desires to grant the Executive an award of performance shares (the "Performance Shares" or "Award"), providing for the issuance of shares of the Company's common stock ("Shares") pursuant to the W.W. Grainger, Inc. 2015 Incentive Plan (as may be amended from time to time, the "Plan") based upon the Company's attainment of certain long-term performance goals and the Executive desires to enter into the Unfair Competition Agreement and accept such Award on the terms and conditions set forth in this Agreement, the Plan and the Unfair Competition Agreement. Capitalized terms used but not defined in this Agreement have the meanings specified in the Plan.

In consideration of the mutual provisions set forth in this Agreement and in the Unfair Competition Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Grants

1.01 Grants. Subject to the terms and conditions of this Agreement, the Plan and the Unfair Competition Agreement (the terms of which are hereby incorporated herein by reference) and effective on the Grant Date, the Company hereby grants to the Executive the number of Performance Shares (the "Target Number") as specified in the , 20 award grant notice posted to the Executive's electronic investment account maintained with the brokerage firm/third party service provider engaged by the Company in connection with the operation of the Plan (the "Administrator"). The actual number of Performance Shares subject to this Agreement shall be determined based upon the Company's achievement of: (i) the net sales target for fiscal year 20 (the "Net Sales Target"); and (ii) the Company's average return on invested capital for fiscal years 20 , 20 and 20 (the "ROIC Target"), in each case, as further defined in Article II below. For purposes hereof, “Measuring Period” means the period encompassing the Company's fiscal years ended 20 , 20 and 20 . The Performance Share payout will range from 0% to 200%. Each Performance Share represents a contractual right to receive one (1) Share upon the Company's achievement of the Net Sales Target and the ROIC Target and the satisfaction of the terms and conditions of this Agreement.

ARTICLE II
Provisions Relating to Performance Shares

2.1    Net Sales Target. A portion of the actual number of Performance Shares subject to this Agreement shall be determined based upon the Company's achievement of the Net Sales Target as follows:

If the Company's Net Sales for fiscal year 2019 are:	Actual Number of Performance Shares:
< $ Billion	% of the Target Number
$ Billion	% of the Target Number
$> Billion	% of the Target Number

For purposes of the foregoing, the level of achievement of the Net Sales Target shall be determined by the Committee in its sole discretion. Further, the actual number of Performance Shares subject to this Agreement based upon the Company's achievement of the Net Sales Target shall be determined by applying straight-line interpolation rounded down to the nearest whole number of Performance Shares.

2.2    ROIC Target. A portion of the actual number of Performance Shares subject to this Agreement also shall be determined based upon the Company's achievement of the ROIC Target as follows:

If the Company's average ROIC during the Measuring Period is:	Actual Number of Performance Shares:
< %	% of the Target Number
%	% of the Target Number
> %	% of the Target Number

For purposes of the foregoing, the level of achievement of the ROIC Target shall be determined by the Committee in its sole discretion by calculating the Company's return on invested capital for each applicable fiscal year by dividing (i) the Company's operating earnings for the applicable fiscal year, by (ii) the Company's net working assets for the applicable fiscal year. Further, the actual number of Performance Shares subject to this Agreement based upon the Company's achievement of the ROIC Target shall be determined by applying straight-line interpolation rounded down to the nearest whole number of Performance Shares.

2.3    Vesting of Performance Shares. If the Executive remains continuously employed by the Employer (or any other Subsidiary or Affiliate) through the last day of the Measuring Period (the "Performance Share Vesting Date"), the actual number of Performance Shares as determined pursuant to Sections 2.01 and 2.02 shall become fully vested on such date and the Executive shall be entitled to receive the underlying Shares as provided herein. The Performance Shares shall not vest before the Performance Share Vesting Date unless otherwise provided or permitted by the Plan or this Agreement, and any Performance Shares that do not vest shall be forfeited in full and the Executive shall have no further rights with respect to such Performance Shares. Each Performance Share that becomes vested as provided herein shall be settled in accordance with Section 2.07.

2.4    Effect of Termination of Employment.    If the Executive's employment or service is terminated prior to the Performance Share Vesting Date for any reason whatsoever other than the Executive's death, retirement or Disability (defined below), the Performance Shares shall be forfeited in their entirety. If the Executive is a resident of, or employed in, the United States, "Termination Date" shall mean the effective date of termination of the Executive's employment. If the Executive is a resident of, or employed outside of, the United States, "Termination Date" shall mean the earliest of (i) the date on which notice of termination is provided to the Executive, (ii) the last day of the Executive's active service with the Employer or (iii) the last day on which the Executive is an employee of the Employer, as determined in each case without including any required advanced notice period and irrespective of the status of the termination under local labor or employment laws.

2.5    Effect of Death or Retirement of the Executive. If the Executive's employment or service is terminated prior to the Performance Share Vesting Date due to retirement of the Executive in accordance with the provisions of the applicable retirement plan or death, the Executive or the Executive's estate will become vested in the number of Performance Shares (on the Performance Share Vesting Date) equal to the product of (x) the number of Performance Shares, if any, which subsequently become deliverable under Sections 2.01 and 2.02 above, multiplied by (y) a fraction, the numerator of which is the number of months during the Measuring Period that the Executive was employed by the Employer and the denominator of which is the total number of months in the Measuring Period, i.e., 36 months. For purposes of the foregoing calculation, the Executive will be deemed to have been employed by the Employer during the month that his employment terminates if, and only if, such termination occurs on or after the fifteenth (15th) calendar day of that month. Each Performance Share that becomes vested as provided herein shall be settled in accordance with Section 2.07.

2.6    Effect of Disability of the Executive. If the Executive's employment or service is terminated prior to the Performance Share Vesting Date due to the Executive's Disability, the Executive will become vested in the number of Performance Shares (on the Performance Share Vesting Date) calculated in the same manner prescribed by Section 2.05, provided, however, that if such termination of employment occurs during fiscal year 20 , then for purposes of such calculation the number of Performance Shares referred to in clause (x) of such calculation shall be determined as though the Company had met, but not exceeded, its sales growth target and one hundred percent (100%) of such Performance Shares had vested. Each Performance Share that becomes vested as provided herein shall be settled in accordance with Section 2.07. For purposes of this Agreement,

"Disability" shall have the same meaning as defined in the Plan, subject to modification as may be required to conform to the laws, rules and regulations (“Laws”) of the Executive's country of residence (and country of employment, if different).

2.7    Settlement. Upon the Performance Share Vesting Date, the Company shall, as soon as practicable, settle the Performance Shares by registering Shares in the Executive's name and delivering such Shares to the Executive's electronic stock plan account maintained by the Administrator. At the discretion of the Committee, and subject to such policies and procedures as it may adopt from time to time, the Executive's Performance Shares may be settled in the form of: (i) cash, to the extent settlement in Shares (a) is prohibited under applicable Laws, (b) would require the Executive, the Company or the Employer to obtain the approval of any governmental and/or regulatory body in the Executive's country of residence (and country of employment, if different), or (c) is administratively burdensome or (ii) Shares, but the Company may require the Executive to immediately sell such Shares if necessary to comply with applicable Laws (in which case, the Executive hereby expressly authorizes the Company to issue sales instructions in relation to such Shares on the Executive's behalf).

ARTICLE III
Recoupment

3.1    Recoupment in Event of Misconduct. If the Board of Directors of the Company (the "Board") determines that the Executive has committed fraud against the Company or has engaged in any criminal conduct that involves or is related to the Company and such Executive is otherwise entitled to receive performance shares, stock options, restricted stock units or cash incentive compensation (collectively, "Incentive Compensation"), then the Company shall have the right to recover and the Executive shall be obligated to return such Incentive Compensation, in whole or in part, for any period of time, as it deems appropriate under the circumstances. The Board shall have sole discretion in determining whether the Executive's conduct was in compliance with applicable Law or Company policy and the extent to which the Company will seek recovery of the Incentive Compensation notwithstanding any other remedies available to the Company. If the Executive engages in misconduct or is believed to have engaged in misconduct, including but not limited to any violation of any of Executive's obligations under the Unfair Competition Agreement, the Company shall be entitled to recover from the Executive, and the Executive shall re-pay any Incentive Compensation received pursuant to the Plan and this Agreement, in whole or in part, for any period of time, as the Company deems appropriate under the circumstances.

3.2    Recoupment in Event of Materially Inaccurate Financial Results. If the Company has publicly filed materially inaccurate financial results (the "Subject Financials"), whether or not they result in a restatement, the Board has the discretion to recover any Incentive Compensation that was paid or settled to the Executive during the period covered by the Subject Financials as set forth herein. If the payment or settlement of Incentive Compensation would have been lower had the achievement of applicable financial performance goals been calculated based on restated financial results with respect to the Subject Financials, the Board may, if it determines appropriate in its sole discretion, recover the portion of the paid or settled Incentive Compensation in excess of the payment or settlement that would have been made based on restated financial results. The Company will not seek to recover Incentive Compensation received or settled more than three (3) years after the date of the initial filing that contained the Subject Financials.

3.3    Implementation. For purposes of this Article III, the Executive expressly authorizes the Company to issue instructions, on behalf of the Executive, to the Administrator (and/or any other brokerage firm/third party service provider engaged by the Company to hold Shares and other amounts acquired under the Plan) to reconvey, transfer or otherwise return to the Company any Incentive Compensation subject to recoupment hereunder. Executive acknowledges and agrees that the Company's rights hereunder shall not be affected in any way by any subsequent change in the Executive’s status, including retirement or termination of employment.

3.4    Forfeiture. To the extent any of the events set forth in Sections 3.01 or 3.02 occur before the Executive receives any Incentive Compensation due hereunder, any such Incentive Compensation shall be forfeited as determined by the Company in its sole discretion.

ARTICLE IV
Tax

4.1    Tax-Related Items. Regardless of any action the Company or the Employer takes with respect to any or all income tax (including U.S. federal, state and local taxes or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding ("Tax-Related Items"), the Executive acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by the Executive is and remains the Executive's responsibility and that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant of the Award, the vesting of the Award, the subsequent sale of any Shares acquired pursuant to the Award and the receipt of any dividends and (ii) do not commit to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Executive's liability for Tax-Related Items.

4.2    Tax Withholding Obligations. Prior to the delivery of Shares upon the vesting of the Award, if the Executive's country of residence (and country of employment, if different) requires withholding of Tax-Related Items, the Company shall withhold a sufficient number of whole Shares otherwise issuable upon the vesting of the Award that have an aggregate Fair Market Value sufficient to pay the Tax-Related Items required to be withheld with respect to the Shares. Depending on the withholding method specified in the Plan, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Company shall make a cash payment to the Executive equal to the over- withheld amount as soon as administratively practicable. The cash equivalent of the Shares withheld will be used to settle the obligation to withhold the Tax-Related Items. In the event that withholding in Shares is prohibited under applicable Law or otherwise may trigger adverse consequences to the Company or the Employer, the Company and the Employer may withhold the Tax-Related Items required to be withheld with respect to the Shares in cash from the Executive's regular salary and/or wages or any other amounts payable to the Executive. In the event the withholding requirements are not satisfied through the withholding of Shares by the Company or through the withholding of cash from the Executive's regular salary and/or wages or other amounts payable to the Executive, no Shares will be issued to the Executive (or the Executive's estate) upon vesting of the Award unless and until satisfactory arrangements (as determined by the Committee) have been made by the Executive with respect to the payment of any Tax-Related Items that the Company or the Employer determines, in its sole discretion, must be withheld or collected with respect to such Performance Shares. If the obligation for the Executive's Tax-Related Items is satisfied by withholding a number of Shares as described herein, the Executive shall be deemed to have been issued the full number of Shares issuable upon vesting, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of the vesting or any other aspect of the Award.

The Executive will pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of the Executive's participation in the Plan or the Executive's acquisition of Shares that cannot be satisfied by the means described in this Article IV. The Company may refuse to deliver any Shares due upon vesting of the Award if the Executive fails to comply with his or her obligations in connection with the Tax-Related Items as described herein. If the Executive is subject to taxation in more than one jurisdiction, the Executive acknowledges that the Company, the Employer or one or more of their respective Subsidiaries may be required to withhold or account for Tax-Related Items in more than one jurisdiction. The Executive hereby consents to any action reasonably taken by the Company and the Employer to meet his or her obligation for Tax-Related Items. By accepting this grant of the Award, the Executive expressly consents to the withholding of Shares and/or withholding from the Executive's regular salary and/or wages or other amounts payable to the Executive as provided for hereunder. All other Tax-Related Items related to the Award and any Shares delivered in payment thereof are the Executive's sole responsibility.

ARTICLE V
International Arrangements

5.1    Exchange Controls. As a condition to this grant Award, the Executive agrees to comply with any applicable foreign exchange Laws and hereby consents to any necessary, appropriate or advisable actions taken by the Company, the Employer or any of their respective Subsidiaries as may be required to comply with any applicable Laws of the Executive's country of residence (and country of employment, if different).

5.2    Foreign Asset and Account Reporting Requirements. The Executive acknowledges that there may be certain foreign asset and/or account reporting requirements which may affect the Executive's ability to acquire or hold Shares acquired under the Plan or cash received from participating in the Plan (including from any dividends or dividend equivalent payments) in a brokerage or bank account outside the Executive's country of residence (and country of employment, if different). The Executive may be required to report such accounts, assets or transactions to the tax or other authorities in the Executive's country of residence (and country of employment, if different). The Executive acknowledges and agrees that it is his or her personal responsibility to be compliant with such Laws.

5.3    Country Specific Addendum. Notwithstanding any provisions of this Agreement to the contrary, the Award shall be subject to any special terms and conditions for the Executive's country of residence (and country of employment, if different) set forth in the addendum to this Agreement ("Addendum"). If the Executive transfers residence and/or employment to another country reflected in an Addendum at the time of transfer, the special terms and conditions for such country will apply to the Executive to the extent the Company determines, in its sole discretion, that the application of such special terms and conditions is necessary or advisable in order to comply with local Laws or to facilitate the operation and administration of the Award and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Executive's transfer). In all circumstances, any applicable Addendum shall constitute part of this Agreement.

5.4    Controlling Language. The Executive acknowledges and agrees that it is the Executive's express intent that this Agreement, the Plan, the Unfair Competition Agreement and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Award be drawn up in English. If the Executive has received this Agreement, the Plan, the Unfair Competition Agreement or any other documents related to the Award translated into a language other than English and the meaning of any translated version is different than the English version, the English version will control.

ARTICLE VI
Miscellaneous

6.1    Restriction on Transferability. Except to the extent expressly provided in the Plan or this Agreement, the Performance Shares may not be sold, transferred, pledged, assigned, or otherwise alienated at any time other than by will or by the laws of descent and distribution. Any attempt to do so contrary to the provisions hereof shall be null and void.

6.2    Rights as Shareholder. The Executive shall not have voting or any other rights as a shareholder of the Company with respect to the Shares issuable upon the vesting of Performance Shares until the date of issuance of such Shares. Upon settlement of the Award, the Executive will obtain, with respect to the Shares received in such settlement, full voting and other rights as a shareholder of the Company.

6.3    Administration. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Executive, the Company, and all other Persons. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.

6.4    No Employment Rights. This Agreement and the Executive's participation in the Plan are not and shall not be interpreted to: (i) form an employment contract or relationship with the Company, the Employer or any of their respective Subsidiaries; (ii) confer upon the Executive any right to continue in the employ of the Company, the Employer or any of their respective Subsidiaries; or (iii) interfere with the ability of the Company, the Employer or any of their respective Subsidiaries to terminate the Executive's employment at any time.

6.5    Nature of Grant. In accepting the grant hereunder, the Executive acknowledges and agrees that: (i) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time; (ii) the Executive has read the Plan and any Awards granted under it shall be subject to all of the terms and conditions of the Plan, including but not limited to the power of the Committee to interpret and determine the terms and provisions of the Plan and this Agreement and to make all determinations necessary or advisable for the administration of the Plan, all of which interpretations and determinations shall be final and binding; (iii) the Award does not create any contractual or other right to receive future grants of Awards, benefits in lieu of Awards, or any other Plan benefits in the future; (iv) nothing contained in this Agreement is intended to create or enlarge any other contractual obligations between the Company or the Employer and the Executive; (v) any grant under the Plan, including any grant of Performance Shares, is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long service option, pension, or retirement benefits or similar payments; (vi) the Executive is voluntarily participating in the Plan; (vii) the future value of the Shares underlying the Award granted hereunder is unknown and cannot be predicted with certainty; and (viii) neither the Company, the Employer nor any of their respective Subsidiaries shall be liable for any change in value of the Award, the amount realized upon settlement of the Award or the amount realized upon a subsequent sale of any Shares acquired upon settlement of the Award, resulting from any fluctuation of the United States Dollar/local currency foreign exchange rate. Without limiting the generality of the foregoing, the Committee shall have the discretion to adjust the terms and conditions of any Award of Performance Shares to correct for any windfalls or shortfalls in such Award which, in the Committee's determination, arise from factors beyond the Executive's control; provided, however, that the Committee's authority with respect to any Award to a "covered employee," as defined in Section 162(m)(3) of the Code, shall be limited to decreasing, and not increasing, such Award.

6.6    Compliance with Law. The Company shall not be required to issue or deliver any Shares pursuant to this Agreement pending compliance with all applicable Laws (including any registration requirements or tax withholding requirements) and compliance with the Laws and practices of any stock exchange upon which the Shares are listed. If the Executive resides or is employed outside of the United States, the Executive agrees, as a condition of the grant of the Performance Shares, to repatriate all payments attributable to the Shares and/or cash acquired under the Plan (including, but not limited to, dividends and any proceeds derived from the sale of Shares acquired pursuant to the Performance Shares) if required by and in accordance with local Laws in the Executive’s country of residence (and country of employment, if different). In addition, the Executive also agrees to take any and all actions, and consent to any and all actions taken by the Company, its Subsidiaries and the Employer, as may be required to allow the Company, its Subsidiaries and the Employer to comply with local Laws in the Executive’s country of residence (and country of employment, if different). Finally, the Executive agrees to take any and all actions as may be required to comply with the Executive’s personal legal and tax obligations under local Laws in the Executive’s country of residence (and country of employment, if different).

6.7    Amendment. This Agreement may be amended by a writing which specifically states that it is amending this Agreement executed by (i) the Company and the Executive, (ii) the Company (at the discretion of the Committee), so long as a copy of such amendment is delivered to the Executive, and provided that no such amendment adversely affecting the rights of the Executive hereunder may be made without the Executive's written consent or (iii) the Company (at the discretion of the Committee) in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable Laws or any future Laws or judicial decisions.

6.8    Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Corporate Secretary. Any notice to be given to the Executive shall be addressed to the Executive at the address listed in the Employer's records or to the Executive's electronic investment account held at the Administrator. By a notice given pursuant to this Section 6.08, either party may designate a different address for notices. Any notice shall have been deemed given when actually delivered.

6.9    Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any provision of this Agreement (or part of such provision) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such provision (or part of such provision) to the fullest extent possible while remaining lawful and valid.

6.10    Construction. The Performance Shares are being issued pursuant to Article 9 of the Plan. Performance Shares are subject to the terms of the Plan. The Executive acknowledges receipt of the Plan booklet which contains the entire Plan, and the Executive represents and warrants that the Executive has read the Plan. Additional copies of the Plan are available upon request during normal business hours at the principal executive offices of the Company. To the extent that any provision of this Agreement violates or is inconsistent with an express provision of the Plan, the Plan provision shall govern and any inconsistent provision in this Agreement shall be of no force or effect. The words "including," "includes," or "include" are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as "without limitation" or "but not limited to" are used in each instance.

6.11    Waiver of Right to Jury Trial. EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHT TO

TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THE PERFORMANCE SHARES, THE PLAN OR THIS AGREEMENT.

6.12    Waiver; No Third Party Beneficiaries. A waiver by the Company of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Executive. This Agreement shall not be construed to create any third party beneficiary rights.

6.13    Data Privacy.

(i)Pursuant to applicable personal Data (defined below) protection laws, the collection, use, processing and transfer of the Executive's personal Data is necessary for the Company's administration of the Plan and the Executive's participation in the Plan. The Executive expressly and voluntarily (a) acknowledges, consents and agrees to the collection, use, processing and/or transfer of personal Data as described herein; (b) authorizes the Company, its Subsidiaries and the Employer to transfer Data, in electronic or other form, to each other and to any third parties, including the subsequent holding of Shares on the Executive's behalf to a broker or other third party with whom the Executive may elect to deposit any Shares acquired pursuant to the Plan, to assist the Company in the implementation, administration and management of the Plan. These recipients may be located throughout the world. For purposes of this Section 6.13, "Data" means certain personal information about the Executive including (but not limited to) the Executive's name, home address and telephone number, date of birth, social security number or other employee identification number, email address, salary, nationality, job title, any Share ownership and details of any Award or any other entitlement to Shares awarded, canceled, purchased, vested, unvested or outstanding in the Executive's favor for the purpose of managing and administering the Plan.

(ii)Data may be provided by the Executive or collected, where lawful, from third parties. The Company, its Subsidiaries, the Employer and any third party service providers will process the Data collected hereunder for the purpose of implementing, administering and managing the Executive's participation in the Plan. Data processing will take place through electronic and non-electronic means in accordance with applicable Law and the Company, its Subsidiaries and the Employer's policies and procedures as in effect from time to time. The Executive may, at any time, seek to exercise his or her rights provided under applicable personal Data protection laws by contacting his or her local human resources manager.

6.14    Private Placement. The grant of the Performance Shares is not intended to be a public offering of securities in the Executive's country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filing with the local securities authorities (unless otherwise required under local Laws).

6.15    No Advice Regarding Grant. Neither the Company nor the Employer is providing any tax, legal or financial advice, nor is the Company nor the Employer making any recommendations regarding the Award, the Executive's participation in the Plan or the Executive's acquisition or sale of the underlying Shares. The Executive is hereby advised to consult with the Executive's own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.

6.16    Securities Law Restrictions. The Executive acknowledges that, depending on the Executive's country of residence (and country of employment, if different), the Executive may be subject to insider trading restrictions and/or market abuse Laws, which may affect the Executive's ability to acquire or sell Shares or rights to Shares (e.g., Performance Shares) under the Plan during such times as the Executive is considered to have "inside information" regarding the Company or its business (as defined by the Laws in the Executive's country of residence and/or employment). Any restrictions under these Laws are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading or other policy. The Executive solely is responsible for ensuring compliance with any applicable restrictions and should consult with his or her personal legal advisor on this matter.

6.17    EU Age Discrimination Rules. If the Executive is a local national of and employed in a country that is a member of the European Union, the grant of the Performance Shares and the terms and conditions governing the Performance Shares are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the "Age Discrimination Rules"). To the extent that a court or tribunal of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local Laws.

6.18    Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the Award granted to the Executive under the Plan by electronic means. The Executive hereby expressly consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

6.19    Governing Law; Jurisdiction. This Agreement shall be exclusively governed by, and construed in accordance with, the Laws of the State of Illinois without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Illinois or of any other jurisdiction) that would cause the application of the laws of a jurisdiction other than the State of Illinois. All disputes and controversies arising between the parties are to be submitted for determination exclusively to the federal or state courts of the State of Illinois and by accepting the grant of Performance Shares, the Executive expressly consents to the jurisdiction of such courts. Notwithstanding the foregoing, the Company may at its option seek interim and permanent injunctive relief before any competent court, tribunal or judicial forum, which in the absence of the foregoing provision, would have jurisdiction to grant the relief sought.

6.20    Entire Agreement. The Plan, this Agreement (including any applicable addendum) and the Unfair Competition Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede, in their entirety, all prior undertakings and agreements of the Company and the Executive with respect to the subject matter hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer and the Executive acknowledges and agrees that by clicking on the box next to this Agreement in the section "Read and Acknowledge Award Documents" on the screen titled "Award Acceptance," the Executive expressly agrees to be bound by the terms and conditions of the Award, including Executive's electronic signature as the sole and exclusive means of executing this Agreement.

W.W. GRAINGER, INC.

By:
DG Macpherson
Chief Executive Officer

Date:

W.W. GRAINGER, INC.
2015 Incentive Plan

Form of Addendum to Form of Performance Share Agreement

In addition to the terms of the W.W. Grainger, Inc. 2015 Incentive Plan (the “Plan”) and the Restricted Stock Unit Agreement (the “Agreement”), the Performance Shares are subject to the following additional terms and conditions as set forth in this addendum (this “Addendum”) to the extent the Executive resides or is employed in one of the countries addressed herein. All capitalized terms contained in this Addendum shall have the same meaning as set forth in the Plan and the Agreement unless otherwise defined. If the Executive transfers residence or employment to a country identified in this Addendum, the additional terms and conditions for such country as reflected in this Addendum will apply to the Executive to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Performance Shares and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Executive’s transfer).

Canada

Data Privacy Notice and Consent

This provision supplements Section 6.13 of the Agreement:

The Executive hereby authorizes the Company, its Subsidiaries and the Employer to discuss with and obtain all relevant information pertaining to the Executive from all personnel involved in the administration and operation of the Plan. The Executive further authorizes the Company, its Subsidiaries and the Employer to disclose and discuss the Executive's participation in the Plan with their advisors. The Executive further authorizes the Company, its Subsidiaries and the Employer to record any information pertaining to the Executive’s participation in the Plan and to keep such information in his or her employee file.

Performance Shares Payable in Shares Only

Notwithstanding any provision in the Agreement or the Plan to the contrary, vested Performance Shares shall be payable in Shares only (and shall not be settled in cash).

Securities Law Information

The Executive is permitted to sell Shares acquired through the Plan through the designated broker appointed under the Plan, if any, provided that the resale of such Shares takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed (i.e., the New York Stock Exchange).

Foreign Asset Reporting Information

Any foreign property (including Shares and Performance Shares acquired under the Plan) must be reported to the Canada Revenue Agency on form T1135 (Foreign Income Verification Statement) if the total cost of your foreign property exceeds C$100,000 at any time in the year. The Performance Shares must be reported - generally at a nil cost - if the C$100,000 cost threshold is exceeded because of other foreign property held. If Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB would normally equal the fair market value of the Shares at time of vesting, but if the Executive owns other Shares, this ACB may have to be averaged with the ACB of the other Shares. The form must be filed by April 30 of the following year. The Executive should consult with his or her personal tax advisor to determine the Executive’s reporting requirements.

Use of English Language

If the Executive is a resident of Quebec, by accepting the Performance Shares, the Executive acknowledges and agrees that it is the Executive’s wish that the Agreement, this Addendum, the Plan, as well as all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Performance Shares, either directly or indirectly, be drawn up in English.

Utilisation de l’anglais

Si l’exécutif est un résident du Québec, en acceptant le Performance Shares, l l’exécutif reconnaît et accepte que ce est le souhait du l’exécutif que l’Accord, le présent Addenda, ainsi que tous autres documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de le Performance Shares, liés directement ou indirectement, soient rédigés en anglais.

United Kingdom

Income Tax and Social Insurance Contribution Withholding

The following provision shall replace Article IV of the Agreement:

Regardless of any action the Company and the Employer take with respect to any or all income tax, primary and secondary Class 1 National Insurance contributions, payroll tax or other tax-related withholding attributable to or payable in connection with or pursuant to the grant, vesting, or the release or assignment of the Performance Shares for consideration, or the receipt of any other benefit in connection with the Performance Shares (“Tax-Related Items”), the Executive acknowledges that the ultimate liability for all Tax-Related Items legally due by the Executive is and remains the Executive’s responsibility and that the Company and the Employer: (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance Shares, including the grant of the Performance Shares, the vesting of the Performance Shares, and the sale of any Shares acquired pursuant to the Performance Shares, and (ii) do not commit to structure the terms of the Performance Shares or any aspect of the Performance Shares to reduce or eliminate the Executive’s liability for Tax-Related Items.

As a condition to the settlement of the Performance Shares following the Performance Share Vesting Date, the Company and/or the Employer shall be entitled to withhold and the Executive agrees to pay, or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy, all obligations of the Company and/or the Employer to account to HM Revenue & Customs (“HMRC”) for any Tax-Related Items. In this regard, the Executive authorizes the Company or the Employer to withhold all applicable Tax-Related Items legally payable by the Executive from any wages/salary or other cash compensation payable to the Executive. Alternatively, or in addition, if permissible under applicable law, the Executive authorizes the Company, at its discretion and pursuant to such procedures as it may specify from time to time, to satisfy the obligations with regard to all Tax-Related Items legally payable by the Executive by one or a combination of the following: (i) withholding otherwise deliverable whole Shares; (ii) arranging for the sale of whole Shares otherwise deliverable to the Executive (on the Executive’s behalf and at the Executive’s direction pursuant to this authorization); or (iii) withholding from the proceeds of the sale of any Shares acquired upon the vesting of the Performance Shares. If the obligation for Tax-Related Items is satisfied by withholding a number of whole Shares as described herein, the Executive shall be deemed to have been issued the full number of whole Shares issued upon vesting of the Performance Shares, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Performance Shares. If, by the date on which the event giving rise to the Tax-Related Items occurs (the “Chargeable Event”), the Executive has relocated to a country other than the United Kingdom (the “U.K.”), the Executive acknowledges that the Company or the Employer may be required to withhold or account for Tax-Related Items in more than one country, including the U.K. The Executive also agrees that the Company may determine the amount of Tax-Related Items to be withheld and accounted for by reference to the maximum applicable rates, without prejudice to any right which the Executive may have to recover any overpayment from the relevant tax authorities.

The Executive shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to account to HMRC with respect to the Chargeable Event that cannot be satisfied by the means previously described. If payment or withholding is not made within 90 days after the end of the U.K. tax year in which the Chargeable Event occurs or such other period specified in section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the Executive agrees that the amount of any uncollected Tax-Related Items shall (assuming the Executive is not a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), constitute a loan owed by the Executive to the Company or the Employer, as effective on the Due Date. The Executive agrees that the loan will bear interest at the then-current HMRC Official Rate and it will be immediately due and repayable, and the Company may recover it at any time thereafter by any of the means referred to above. If any of the foregoing methods of collection are not allowed under applicable laws or if the Executive fails to comply with the Executive’s obligations in connection with the Tax-Related Items as described in this Article IV, the Company may refuse to deliver any Shares otherwise payable upon the vesting of the Performance Shares.

Exclusion of Claim

The Executive acknowledges and agrees that the Executive will have no entitlement to compensation or damages, insofar as such entitlement arises or may arise from the Executive’s ceasing to have rights under or to be entitled to vest in the Performance Shares as a result of such termination (whether the termination is in breach of contract or otherwise), or from the loss or diminution in value of the Performance Shares. Upon the grant of the Performance Shares, the Executive shall be deemed to have irrevocably waived any such entitlement.

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